Exhibit 99.1

VESTIN REALTY MORTGAGE I, INC. NAMES ROCIO REVOLLO AS CHIEF FINANCIAL OFFICER AND JOHN E. DAWSON NAMED TO BOARD OF DIRECTORS

Las Vegas - March 22, 2007 - Vestin Realty Mortgage I, Inc. (Nasdaq: VRTA) announced today the appointment of Rocio Revollo as Chief Financial Officer, succeeding John Alderfer who retired from that position as well as from the Board of Directors effective March 21, 2007.

Ms. Revollo, formerly Corporate Controller of Vestin Group, Inc., joined Vestin Group in July 2005. Prior to joining Vestin Group, Ms. Revollo was the Corporate Controller for Sobel Westex and Chief Financial Officer of Sobel Linen Company where she was responsible for the management and the development of the accounting department. Ms. Revollo has more that 16 years of private and “Big Four” public accounting and financial management experience. After she received her Bachelor’s Degree from the University of Nevada Las Vegas, she joined the public accounting firm of KMPG LLP, where she worked in the audit department for five years.

Michael V. Shustek, Chairman and Chief Executive Officer said, “John Alderfer has had a long and distinguished career at Vestin. He has been instrumental in helping to drive the success of the company and we wish him well in his retirement.

I am pleased to announce that succeeding Mr. Alderfer on the Board of Directors of Vestin Realty Mortgage I will be John E. Dawson, a partner at the Las Vegas law firm, Lionel Sawyer Collins. Mr. Dawson, who was a director of Vestin Group several years ago, will be a significant asset to the board. He co-authored the Asset Protection Guidebook for Attorneys and Accountants and has presented seminars on asset protection. Mr. Dawson received his Bachelor's Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993.”

Mr. Shustek added, “I want to personally thank John Alderfer for his fine service to Vestin and all of its constituencies. And, of course, welcome Ms. Revollo to her new position, in which I am sure she’ll make a great contribution.”

About Vestin Mortgage Realty I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust ("REIT") that invests in short-term loans secured by mortgages on commercial real estate. As of December 31, 2006, Vestin Realty Mortgage I, Inc. had assets of over $65 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage Inc.'s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage I, Inc.
Investor Relations
702-921-5540